As filed with the Securities and Exchange Commission on December 23, 2016
Registration No. 333-210373
Registration No. 333-211561

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-210373
Form S-8 Registration No. 333-211561

UNDER
THE SECURITIES ACT OF 1933
______________________________
BASIC ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware	801 Cherry Street, Suite 2100 Houston, Texas 77046 (713) 350-5100	54-2091194
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Sixth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (Full title of the plan)

T.M. “Roe” Patterson President and Chief Executive Officer Basic Energy Services, Inc. 801 Cherry Street Fort Worth, Texas 76102 (817) 334-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________
With a copy to:

David C. Buck Andrews Kurth Kenyon LLP 600 Travis Street Suite 4200 Houston, Texas 77002 (713) 220-4200

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐ Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer	☑
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company

DEREGISTRATION OF SECURITIES
Basic Energy Services, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)
Registration No. 333-210373, pertaining to the registration of an additional 1,000,000 shares of the Registrant’s common stock, under the Registrant’s Sixth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (the “2003 Plan”), which was filed with the SEC on March 23, 2016; and

(2)	Registration No. 333-211561, pertaining to the registration of an additional 1,000,000 shares of the Registrant’s common stock, under the 2003 Plan, which was filed with the SEC on May 24, 2016.
On October 25, 2016, the Company and certain of its subsidiaries (collectively with the Registrant, the “Debtors”) filed voluntary petitions (the “Bankruptcy Petitions,” and the cases commenced thereby, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on October 25, 2016 in the United States Bankruptcy Court for the District of Delaware (the “Court”).
On December 9, 2016, the Court entered an order (the “Confirmation Order”) confirming the prepackaged plan of reorganization as modified by the Confirmation Order (the “Prepackaged Plan”). On December 23, 2016 (the “Effective Date”), the Prepackaged Plan became effective pursuant to its terms and the Debtors emerged from the Chapter 11 Cases.
As a result of the reorganization under the Prepackaged Plan, there will be no future offers or sales under the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements and to terminate the effectiveness of the Registration Statements..

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Forth Worth, State of Texas, on December 23, 2016.

Basic Energy Services, Inc.

By:	/s/ T.M. “Roe” Patterson
T.M. “Roe” Patterson
President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.